BRITISH
COLUMBIA

Number: BC1084297

CERTIFICATE
OF
AMALGAMATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that MUSGROVE MINERALS CORP., incorporation number BC0604327, and REWARDSTREAM SOLUTIONS INC., incorporation number C1052935 were amalgamated as one company under the name REWARDSTREAM SOLUTIONS INC. on July 28, 2016 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On July 28, 2016

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE